Exhibit 10.1
LAM RESEARCH CORPORATION
2015 Stock Incentive Plan Restricted Stock Unit Award Agreement
(U.S. Participants)

Pursuant to the terms of the 2015 Stock Incentive Plan (the “Plan”) Lam Research Corporation, a Delaware corporation (the “Company”), hereby awards restricted stock units (“RSUs”) to the Grantee (the “Participant) on the terms and conditions as set forth in this Restricted Stock Unit Award Agreement (including the attached Appendix A and Exhibit A) (the “Agreement”) and the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning specified in the Plan. This Agreement is effective as of the Grant Date.
NOW, THEREFORE, it is hereby agreed as follows:
1.Award of RSUs. Subject to the terms and conditions of this Agreement and the Plan (the terms of which are incorporated herein by reference) and effective as of the date set forth above, the Company hereby grants to the Participant a Number of RSUs as set forth in Exhibit A. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares subject to the terms and conditions of this Agreement.
2.    Vesting.
(a)     Subject to the terms and conditions of this Agreement and provided that the Participant continues to provide Service (as defined in Section 3 below) to the Company (or any Related Entity) through the applicable Vesting Date(s) as set forth in Exhibit A, the RSUs will vest and become payable in Shares pursuant to the applicable Vesting Date(s) as set forth in Exhibit A.
(b)    In the event of a Corporate Transaction, the RSUs are governed by Section 11 of the Plan.
3.    Effect of Termination of Service or Leave of Absence.
(a)    For purposes of this Agreement, Continuous Service shall mean the performance of services for the Company (or any Related Entity) in the capacity of an Employee or Director and shall be considered terminated on the later of the last day the Participant is on payroll or the last day of Continuous Service as a director for a Director (“Service”). In the event of termination of the Participant’s Service by the Participant or by the Company or a Related Entity for any reason, excluding Participant’s death or Disability before all RSUs have vested, the unvested RSUs shall be cancelled by the Company.
(b)    In the event of termination of the Participant’s Service due to death, all of the RSUs granted to the Participant shall vest on the date of death (the “Death Vesting Date”).
(c)    In the event of termination of the Participant’s Service due to Disability, a portion of the RSUs granted to the Participant shall vest on the date the Disability is incurred. To determine the applicable number of Shares, the Number of RSUs (as set forth in Exhibit A) shall be multiplied by the greater of (x) 50% or (y) the percentage of full months worked from the

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Grant Date until the date the Disability is incurred (the “Disability Vesting Date”, and collectively, with the Vesting Date(s) set forth in Exhibit A, and the “Death Vesting Date”, the “Vesting Date”) over the total number of full months from the Grant Date until the last Vesting Date (as set forth in Exhibit A). Any remaining unvested portion of the RSUs shall be cancelled.
(d)    Vesting of the RSUs will be suspended and vesting credit will no longer accrue as of the day of the leave of absence as set forth in Exhibit A, unless otherwise determined by the Administrator or required by contract or statute. If the Participant returns to Service immediately after the end of an approved leave of absence, vesting credit shall continue to accrue from that date of continued Service.
4.    Form and Timing of Payment.
(a)    Subject to Section 5 of this Agreement and provided that the Participant has satisfied the vesting requirements of Section 2 of this Agreement, on each Vesting Date, as applicable, the RSUs shall automatically be converted into unrestricted Shares. Such Shares will be issued to the Participant (as evidenced by the appropriate entry in the books of the Company or a duly authorized transfer agent of the Company) on the applicable Vesting Date (or as soon as practicable), but in any event, within the period ending on the later to occur of the date that is 2 ½ months after the end of (i) the Participant’s tax year that includes the applicable Vesting Date, or (ii) the Company’s tax year that includes the applicable Vesting Date.
(b)    Shares issued in respect of RSUs shall be deemed to be issued in consideration of past services actually rendered by the Participant to the Company or a Related Entity or for its benefit for which the Participant has not previously been compensated or for future services to be rendered, as the case may be, which the Company deems to have a value at least equal to the aggregate par value of the Shares subject to the RSUs.
5.    Tax Withholding Obligations. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, or the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
Prior to the issuance of Shares upon vesting of the RSUs (or any other tax or withholding event), the Participant shall pay, or make arrangements satisfactory to the Company (in the Company’s sole discretion) to satisfy all withholding obligations. In those cases where a prior arrangement has not been made (or where the amount of money provided under the prior arrangement is insufficient to satisfy the obligations for Tax-Related Items), the Company shall withhold a number of whole Shares otherwise deliverable at vesting having a Fair Market Value sufficient to satisfy the statutory minimum (or such higher amount as is allowable without

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adverse accounting consequences) of the Participant’s estimated obligations for Tax-Related Items applicable to the RSUs; such withholding will result in the issuance to the participant of a lower number of Shares.
The Company and/or the Employer may also, in lieu of or in addition to the foregoing, at the Company’s sole discretion, as authorized herein by the Participant, withhold all applicable Tax-Related Items legally payable by the Participant from the Participant’s wages or other cash compensation or to withhold in one of the following ways, as determined by the Company: (i) require the Participant to deposit with the Company an amount of cash sufficient to meet his or her obligation for Tax-Related Items, and/or (ii) sell or arrange for the sale of Shares to be issued on the vesting of the RSUs to satisfy the withholding obligation. If the Participant’s obligation for Tax-Related Items is satisfied as described in (ii) of this section, the Company will endeavor to sell only the number of Shares required to satisfy the Participant’s obligations for Tax-Related Items; however, the Participant agrees that the Company may sell more Shares than necessary to cover the Tax-Related Items and that in such event, the Company will reimburse the Participant for the excess amount withheld, in cash and without interest. The Participant shall pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of the Participant’s receipt of the RSUs or the vesting of the RSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares to the Participant if the Participant fails to comply with his or her obligation in connection with the Tax-Related Items as described herein. The Participant hereby consents to any action reasonably taken by the Company and/or the Employer to meet his or her obligation for Tax-Related Items.
Further, in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages arises if, in satisfying the Participant’s (and/or the Employer’s) obligation for Tax-Related Items, the Company and/or the Employer withholds an amount in excess of the amount legally required to be withheld, the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim or damages.
6.    Restriction on Transferability. Prior to vesting and delivery of the Shares, neither the RSUs, nor the Shares or any beneficial interest therein, may be sold, transferred, pledged, assigned, or otherwise alienated at any time. Any attempt to do so contrary to the provisions hereof shall be null and void. Notwithstanding the above, distribution can be made pursuant to will, the laws of descent and distribution, and if provided by the Administrator, intra-family transfer instruments, or to an inter vivos trust, or as otherwise provided by the Administrator. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.
7.    Requirements of Law. The issuance of Shares upon vesting of the RSUs is subject to Sections 9 and 14(b) of the Plan, which generally provides that any such issuance shall be subject to compliance by the Company and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such issuance. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be

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necessary to the lawful issuance of any Shares hereby shall relieve the Company of any liability with respect to the non-issuance of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its reasonable efforts to obtain all such approvals.
8.    Rights as Stockholder. The Participant shall not have voting, dividend or any other rights as a stockholder of the Company with respect to the RSUs. Upon settlement of the Participant’s RSUs into Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), the Participant will obtain full voting, dividend and other rights as a stockholder of the Company.
9.    No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). If, notwithstanding the parties’ intent in this regard, at the time of the Participant’s termination of Service, he or she is determined to be a “specified employee” as defined in Code Section 409A, and one or more of the payments or benefits received or to be received by the Participant pursuant to the RSUs would constitute deferred compensation subject to Code Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after the Participant’s “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of the Participant’s death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code), or (C) the effective date of a “change in the ownership or effective control” or a “change in ownership of a substantial portion of the assets” of the Company (as such terms are used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 9 shall only apply to the extent required to avoid the Participant’s incurrence of any additional tax or interest under Code Section 409A or any regulations or U.S. Department of the Treasury (“Treasury”) guidance promulgated thereunder. In addition, if any provision of the RSUs would cause the Participant to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to conform it to the maximum extent practicable to the original intent of the applicable provision without violating the provisions of Code Section 409A, including without limitation to limit payment or distribution of any amount of benefit hereunder in connection with a Corporate Transaction to a transaction meeting the definitions referred to in clause (C) above, or in connection with any disability to a “disability” as referred to in (B) above; provided however that the Company makes no representation that these RSUs are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to these RSUs. In addition, to the extent the Company determines it appropriate to accelerate any vesting conditions applicable to this award, then to the extent necessary to avoid the Participant’s incurring any additional tax or interest as a result of such vesting acceleration under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, and notwithstanding Section 4 above, the Company may as a condition to extending such acceleration benefits provide for the Shares to be issued upon settlement of the RSUs to be issued on the earliest date (the “Permitted Distribution Date”) that would obviate application of such additional tax or interest rather than issuing them upon the date on which such vesting is effective as would otherwise be required under Section 2 (or as soon as practicable after such

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Permitted Distribution Date and in no event later than that last day of the grace period following such date permitted under Code Section 409A).
10.    Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Participant, the Company, and all other interested persons. No Administrator shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
11.    Effect on Other Employee Benefit Plans. The value of the RSUs granted pursuant to this Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating the Participant’s benefits under any employee benefit plan sponsored by the Company or any Related Entity, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Related Entity’s employee benefit plans.
12.    No Employment Rights. The award of the RSUs pursuant to this Agreement shall not give the Participant any right to continued Service with the Company or a Related Entity and shall not interfere with the ability of the Employer to terminate the Participant’s Service with the Company at any time with or without cause.
13.    Nature of the Grant. In accepting the RSUs, the Participant acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;
(c)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;
(d)the Participant’s participation in the Plan is voluntary;
(e)the RSUs are outside the scope of the Participant’s employment contract, if any;
(f)the RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any overtime, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g)in the event that the Participant is not an employee of the Company, the grant of the RSUs will not be interpreted to form an employment contract or relationship with the

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Company; and furthermore, the grant of the RSUs will not be interpreted to form an employment contract with the Employer or any Related Entity;
(h)the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(i)if the Participant receives Shares upon vesting of the RSUs, the value of such Shares may increase or decrease in value;
(j)in consideration of the grant of the RSUs, no claim or entitlement to compensation or damages arises from termination of the RSUs or diminution in value of the RSUs or Shares received upon vesting of RSUs resulting from termination of the Participant’s Service to the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
14.    Amendment of Agreement. This Agreement may be amended only by a writing which specifically states that it amends this Agreement. Notwithstanding the foregoing, this Agreement may be amended unilaterally by the Committee by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to the Participant, and provided that no such amendment adversely affects the rights of the Participant. Limiting the foregoing, the Committee reserves the right to change, by written notice to the Participant, the provisions of the RSUs or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, or, to the extent permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).
15.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Stock Administrator. Any notice to be given to the Participant shall be addressed to the Participant at the address listed in the Employer’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.
16.    Severability. The provisions of this Agreement are severable and if all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
17.    Construction. The RSUs are being issued pursuant to the Plan and are subject to the terms of the Plan. A copy of the Plan is available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this

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Agreement violates or is inconsistent with a provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect.
18.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs granted under the Plan and participation in the Plan or future RSUs that may be granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
19.    Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and, unless indicated otherwise herein, supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
20.    Company Policies. The RSUs are being issued subject to the terms of the Company’s Executive Severance Policy and Executive Change in Control Policy, as in effect at any time and from time to time (each, a “Policy”). If and to the extent that a provision of a Policy is at any time applicable to the Participant and the application of such provision would yield a different result than the application of a provision of this Agreement, the Policy provision shall prevail, and the corresponding provision of this Agreement shall not apply.
21.    Confidential Information, Intellectual Property Rights Assignment, and Non-Solicitation. In consideration for and as a condition to the award of the RSUs under this Agreement, the Participant agrees to the terms and conditions set forth in Appendix A to this Agreement.
22.    Miscellaneous.
(a)    The Company has established the Plan voluntarily, it is discretionary in nature and the Board may terminate, amend, or modify the Plan at any time; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval unless such termination, amendment, or modification of the Plan is necessary in order to comply with any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision or as otherwise permissible under the Plan (including, but not limited to, Sections 10, 11 and 13 of the Plan).
(b)    All obligations of the Company under the Plan and this Agreement in a Corporate Transaction shall be governed by the Plan, other than as set forth in Section 2(b) above.
(c)    By signing this Agreement, the Participant acknowledges that his or her personal employment or Service information regarding participation in the Plan and

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information necessary to determine and pay, if applicable, benefits under the Plan must be shared with other entities, including companies related to the Company and persons responsible for certain acts in the administration of the Plan. By signing this Agreement, the Participant consents to such transmission of personal data as the Company believes is appropriate to administer the Plan.
(d)    To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflict of laws.
23.    Acceptance of Terms and Conditions. The Participant agrees to abide by all of the governing terms and provisions of the Plan and this Agreement unless the Participant declines the award electronically with the Company sponsored broker by the first vest date; provided, however, that in the event of termination of the Participant’s Service due to Disability or death on or before the first vest date, if the Participant has not declined the award prior to such time, the Participant shall be deemed to have accepted said terms and conditions. Additionally, the Participant acknowledges having read and understood the terms and conditions of the Plan and this Agreement and has had an opportunity to obtain the advice of counsel prior to accepting this Agreement. In addition, the transfer or sale of the shares obtained at vesting by the Participant shall be considered an additional acknowledgment of the terms and conditions contained in the Plan and Agreement.

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PARTICIPANT SIGNATURE
PRINTED NAME
DATE

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APPENDIX A
CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT, AND NON-SOLICITATION

This Appendix A, which is part of the Agreement, contains additional terms and conditions of the Agreement. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement. In consideration of the receipt of the RSUs detailed in Exhibit A, as well as the receipt by the Participant of the confidential information of Lam Research Corporation and its subsidiaries, affiliates, successors or assigns (collectively referred to as the “Company”), which may include the Company’s trade secrets, the Participant agrees to the following:
1. Definitions.
(a)    “Confidential Information” means any of the Company’s non-public information, technical data, trade secrets or know-how (including, but not limited to, information related to research, product plans, products, services, markets, customer lists and customers including, but not limited to customers of the Company on whom the Participant called or with whom the Participant became acquainted during the term of the Participant’s employment), marketing plans, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware and software configuration information, code listings, flow charts, personnel information (including titles, responsibilities and compensation) finances or other business information which the Participant receives or has received or discovers or has discovered during the course of employment at the Employer, either directly or indirectly in writing, orally, visually, electronically or otherwise; provided, however that Confidential Information does not include any of the forgoing items which have become publicly known and made generally available to the public through no wrongful act of the Participant or of others who were under confidentiality obligations as to the item or items involved.
(b) “Intellectual Property Rights” means all rights in and to United States (US) and non-US (i) patents, patent disclosures, and invention disclosures (whether patentable or not); (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (iii) copyrights and works of authorship (whether copyrightable or not), including computer programs, and mask works; (iv) rights in data and databases; (v) Confidential Information; and (vi) all other intellectual property rights, in each case whether registered or unregistered, and including all registrations and applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.
(c) “Work Product” means (i) all writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that (A) are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Participant solely or jointly with others during the period of their employment by the Employer and (B) relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result

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from any work performed by the Participant for the Company (in each case, regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same); and (ii) all rights and claims related to the foregoing, and all printed, physical, and electronic copies and other tangible embodiments thereof.
2. Confidential Information.
(a)    The Participant hereby agrees, at all times during the term of their employment and thereafter, to hold any Confidential Information in strictest confidence and not to use or disclose it to any person, firm or corporation without written authorization of the Board of Directors of Lam Research Corporation, except for the benefit of the Company.
(b)    This Appendix A does not limit the right of the Participant to discuss the Participant’s employment or discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Participant has reason to believe is unlawful, or report possible violations of law or regulation, with or to any federal, state or local government agency, or to discuss the terms and conditions of the Participant’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure. Furthermore, a disclosure by the Participant of Confidential Information in response to a valid request by a court or governmental body or as otherwise required by law shall not be considered a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however that the Participant agrees to provide prompt prior written notice of any such disclosure to the Company to allow the Company to contest such disclosure, unless such a request is from a law enforcement agency, in which case the Participant shall provide such notice to the extent reasonably practicable. Pursuant to 18 U.S.C. Section 1833(b), the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
3. Assignment of Intellectual Property Rights.
(a) Assignment of Intellectual Property Rights. The Participant hereby assigns and agrees to assign all the Participant’s right, title, and interest in and to all Work Product as well as any and all Intellectual Property Rights therein and all improvements thereto to the Employer. The Company shall have the unrestricted right (but not any obligation), in its sole and absolute discretion, to (i) use, commercialize, or otherwise exploit any Work Product or (ii) protect, file an application for patent or other registration of any other Intellectual Property Rights, and prosecute or abandon such application prior to issuance or registration. No royalty or other consideration shall be due or owing to the Participant now or in the future as a result of such activities.

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(b)    Limitations on Assignment. The Participant understands and acknowledges that Work Product does not include, and any provision in this Appendix A requiring the Participant to assign (or otherwise providing for ownership by the Company or the Employer of) rights to an invention does not apply to, any invention that the Participant develops entirely on his or her own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (i) relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company or (ii) result from any work performed by the Participant for the Company.
(c)    Further Assurances; Power of Attorney. During and after employment, the Participant agrees to reasonably cooperate with the Company at the Company’s expense to (i) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction throughout the world, and (ii) maintain, protect, and enforce the same, including, without limitation, giving testimony, and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as may be requested by the Company. The Participant hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Participant’s behalf in the Participant’s name and to do all other lawfully permitted acts to transfer legal ownership of the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Participant does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be affected by the Participant’s subsequent incapacity.
4. Non-Solicitation Agreement.
(a)    Solicitation of Employees. The Participant hereby agrees that for a period of twelve (12) months immediately following the termination of the Participant’s employment relationship with the Employer for any reason, whether voluntary or involuntary, and whether with or without cause, the Participant shall neither directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, nor attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for the Participant or for any other person or entity.
(b)    The Participant understand that the obligation not to use Confidential Information in order to solicit the employment of the Company’s employees is not limited to the twelve month period described above.

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LAM RESEARCH CORPORATION
2015 Stock Incentive Plan
Restricted Stock Unit Award Agreement
EXHIBIT A
([Three/Two/One] Year Vesting)

Participant (Name & Employee Number):

Grant Date:

Number of RSUs:

Vesting Date(s): [Insert Number] RSUs on [Insert Date]

         [Insert Number] RSUs on [Insert Date]

         [Insert Number] RSUs on [Insert Date]

Leave of Absence: 31st day (or 91st day if reemployment guaranteed by statute or contract)

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